Exhibit 99.1

O S H K O S H  C O R P O R A T I O N

F O R I M M E D I A T E R E L E A S E

For more information, contact:
Financial:	Patrick Davidson
Vice President, Investor Relations
920.966.5939

Media:	John Daggett
Vice President, Communications
920.233.9247

OSHKOSH CORPORATION REPORTS FOURTH FISCAL
QUARTER AND FISCAL 2013 RESULTS

Fiscal 2013 Adjusted EPS1 of $3.74

Fiscal 2013 Free Cash Flow1 of $386 million

Reinstates Quarterly Cash Dividend at $0.15 per share

Fiscal 2014 EPS Estimate Range of $3.10 to $3.40

OSHKOSH, WI – (October 31, 2013) – Oshkosh Corporation (NYSE: OSK) today reported fiscal 2013 fourth quarter net income of $35.7 million, or $0.40 per diluted share, compared to $83.7 million, or $0.91 per diluted share, in the fourth quarter of fiscal 2012. All results are for continuing operations attributable to Oshkosh Corporation, unless stated otherwise.

Results for the fourth quarter of fiscal 2013 were adversely impacted by a $5.5 million after-tax non-cash impairment charge related to an intangible asset in the access equipment segment and after-tax costs of $2.4 million related to the extension of a union contract with defense segment production employees. Results for the fourth quarter of fiscal 2012 included after-tax non-cash charges of $4.5 million related to the adjustment of stock-based compensation, after-tax charges of $2.2 million associated with the curtailment of pension and other postretirement benefit plans and discrete tax benefits of $31.0 million. Excluding these items1, fiscal 2013 fourth quarter adjusted net income was $43.6 million, or $0.49 per diluted share, compared to $59.5 million, or $0.64 per diluted share, in the fourth quarter of fiscal 2012.

1  This press release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly titled measures disclosed by other companies. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this press release.

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Oshkosh Corporation Reports Results for Fiscal 2013 Fourth Quarter

September 30, 2013

Consolidated net sales in the fourth quarter of fiscal 2013 were $1.73 billion, a decrease of 15.8 percent compared to the prior year fourth quarter. Higher sales in the Company’s non-defense segments were more than offset by lower defense segment sales.

Consolidated operating income in the fourth quarter of fiscal 2013 was $65.2 million, or 3.8 percent of sales, compared to $98.3 million, or 4.8 percent of sales, in the prior year fourth quarter. Excluding the items described above, adjusted consolidated operating income1 in the fourth quarter of fiscal 2013 was $78.0 million, or 4.5 percent of sales, compared to $108.9 million, or 5.3 percent of sales, in the prior year fourth quarter. Operating income margins in the fourth quarter of fiscal 2013 declined primarily as a result of lower volume in the Company’s defense segment and higher corporate operating expenses, offset in part by favorable performance in the Company’s access equipment and commercial segments.

“We delivered fourth quarter results that exceeded the high end of our most recently announced estimated earnings range, finishing up a year that significantly exceeded our initial expectations,” said Charles L. Szews, Oshkosh Corporation chief executive officer. “Continued strong demand for access equipment in North America and improved demand for concrete mixers in the U.S. partially offset a significant sales decline in our defense segment in the fourth quarter.

“The power of the Company’s MOVE strategy was evident in fiscal 2013, as each non-defense segment – access equipment, fire & emergency and commercial – increased operating income margins over the prior year. We believe we are on track to achieve our fiscal 2015 earnings per share target range of $4.00 to $4.50.

“Today, we introduced our initial outlook for fiscal 2014, with earnings expectations of $3.10 to $3.40 per share. We expect improved performance in fiscal 2014 in each of our non-defense segments as we continue to implement our MOVE initiatives and take advantage of expected recovering markets. While our growth expectations in these segments will likely not be enough to overcome the large reduction in defense segment revenues and operating income in fiscal 2014 that we’ve been discussing over the past year, they do signal that we are confident in our underlying businesses and the progress we are making with our MOVE strategy. Our current outlook exceeds our internal earnings target for fiscal 2014 as of our September 2012 Analyst Day.

“Our performance in fiscal 2013, as well as the confidence we have in our business model, give us reason to believe that now is an appropriate time to reinstate a dividend. I’m pleased to say that our Board of Directors shares in that belief and today we are announcing a quarterly cash dividend of $0.15 per share payable on December 2 to shareholders of record on November 18,” added Szews.

Factors affecting fourth quarter results for the Company’s business segments included:

Access Equipment – Access equipment segment sales increased 8.9 percent to $780.6 million for the fourth quarter of fiscal 2013 compared to the prior year fourth quarter. The increase was principally the result of higher unit volumes in North America, the realization of previously announced price increases and higher aftermarket parts & service sales, which more than offset lower sales volume in Australia.

In the fourth quarter of fiscal 2013, access equipment segment operating income increased 36.6 percent to $81.2 million, or 10.4 percent of sales, compared to prior year fourth quarter operating income of $59.5 million, or 8.3 percent of sales. Included in access equipment results for the fourth quarter of fiscal 2013 was a $9.0 million non-cash impairment charge related to an intangible asset. Excluding the impairment charge, adjusted operating income1 in the fourth quarter of fiscal 2013 was $90.2 million, or 11.6 percent of sales. The increase in

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Oshkosh Corporation Reports Results for Fiscal 2013 Fourth Quarter

September 30, 2013

operating income was primarily the result of higher sales volume and the realization of previously announced price increases, as well as product and process cost reductions.

Defense – Defense segment sales decreased 46.1 percent to $513.8 million for the fourth quarter of fiscal 2013 compared to the prior year fourth quarter. The decrease in sales was primarily due to an expected decline in sales to the U.S. Department of Defense (DoD) under the Company’s Family of Medium Tactical Vehicle and Family of Heavy Tactical Vehicle programs, as well as lower aftermarket parts sales, offset in part by revenue associated with the delivery of Joint Light Tactical Vehicle (JLTV) test vehicles under the JLTV Engineering, Manufacturing & Development contract and higher international sales of MRAP All-Terrain Vehicles.

In the fourth quarter of fiscal 2013, defense segment operating income decreased 82.0 percent to $11.2 million, or 2.2 percent of sales, compared to prior year fourth quarter operating income of $62.0 million, or 6.5 percent of sales. Included in defense segment results for the fourth quarter of fiscal 2013 were costs of $3.8 million related to the extension of a union contract with production employees. Excluding the union contract costs, adjusted operating income1 in the fourth quarter of fiscal 2013 was $15.0 million, or 2.9 percent of sales. The decrease in operating income was largely due to lower sales volume.

Fire & Emergency – Fire & emergency segment sales for the fourth quarter of fiscal 2013 increased 6.6 percent to $232.0 million compared to the prior year quarter. The increase in sales primarily reflected the recognition of sales on a multi-unit international fire apparatus order.

In the fourth quarter of fiscal 2013, fire & emergency segment operating income decreased 8.8 percent to $9.2 million, or 4.0 percent of sales, compared to prior year fourth quarter operating income of $10.0 million, or 4.6 percent of sales. The decrease in operating income for the fourth quarter of fiscal 2013 was largely the result of an adverse product mix.

Commercial – Commercial segment sales increased 15.4 percent to $209.4 million in the fourth quarter of fiscal 2013 compared to the prior year quarter. The increase in sales was primarily attributable to increased demand for concrete mixers in the U.S.

In the fourth quarter of fiscal 2013, commercial segment operating income increased 70.9 percent to $15.7 million, or 7.5 percent of sales, compared to $9.2 million, or 5.1 percent of sales, in the prior year quarter. The increase in operating income was primarily a result of the higher volume and improved cost performance.

Corporate – Corporate operating expenses increased $9.6 million to $52.1 million for the fourth quarter of fiscal 2013 compared to the prior year quarter. Adjusted corporate operating expenses1 increased $17.7 million compared to the fourth quarter of fiscal 2012. The increase in adjusted corporate operating expenses in the fourth quarter of fiscal 2013 compared to the fourth quarter of fiscal 2012 was due to higher share-based compensation expense, largely as a result of the impact of an increase in the Company’s share price on variable share-based compensation, higher information technology spending and expenses associated with certain September 2013 stock-based compensation awards.

Interest Expense Net of Interest Income – Interest expense net of interest income decreased $5.6 million to $12.5 million in the fourth quarter of fiscal 2013 compared to the prior year quarter as a result of lower interest rates and the recognition of $2.9 million of interest income upon receipt of payments on a note receivable from a customer in the fourth quarter of fiscal 2013. In addition, in the fourth quarter of fiscal 2012, the Company recorded a charge of $2.1 million as a result of the refinancing of the Company’s credit agreement.

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Oshkosh Corporation Reports Results for Fiscal 2013 Fourth Quarter

September 30, 2013

Provision for Income Taxes – The Company recorded income tax expense of $16.0 million in the fourth quarter of fiscal 2013, or 31.4 percent of pre-tax income, compared to a benefit from income taxes of $3.2 million in the prior year quarter. Tax expense for the fourth quarter of fiscal 2012 was favorably impacted by discrete tax benefits totaling $31.0 million related to the September 2012 settlement of an income tax audit, benefits of a European tax incentive, a reduction in valuation reserves and the expiration of statutes of limitations.

Share Repurchases – During the fourth quarter of fiscal 2013, the Company repurchased 712,105 shares of its Common Stock at an aggregate cost of $32.8 million. The Company has repurchased a total of $202 million of its Common Stock under its previously announced $300 million share repurchase program. Earnings per share in the fourth quarter of fiscal 2013 improved $0.02 compared to the prior year fourth quarter as a result of lower average diluted shares outstanding.

Full-Year Results

The Company reported net sales for the fiscal year ended September 30, 2013 of $7.67 billion and net income of $316.3 million, or $3.53 per diluted share. This compares with net sales of $8.14 billion and net income of $245.2 million, or $2.67 per diluted share in fiscal 2012. Adjusted results1 for fiscal 2013 were net income of $334.6 million, or $3.74 per diluted share, compared to $211.3 million, or $2.30 per diluted share, in fiscal 2012. The increase in adjusted results in fiscal 2013 was largely attributable to improved performance in the Company’s access equipment segment and higher margins associated with international defense sales, offset in part by higher share-based compensation expense, largely as a result of the impact of the increase in the Company’s share price on variable, share-based compensation. As a result of strong operating results during fiscal 2013, the Company generated free cash flow1 of $386 million. Earnings per share in fiscal 2013 improved $0.11 compared to fiscal 2012 as a result of lower average diluted shares outstanding.

Fiscal 2014 Expectations

The Company also announced its fiscal 2014 earnings per share expectations of $3.10 to $3.40 on projected net sales of $6.6 billion to $6.9 billion. The Company expects a reduction in DoD spending to significantly affect sales in fiscal 2014 driving consolidated sales down from $7.7 billion in fiscal 2013. The Company expects that the decrease in defense segment sales will be partially offset by an increase in sales in the Company’s non-defense segments as a result of improved end markets. The Company expects consolidated operating income to be between $455 million and $490 million as a result of lower sales expectations, partially offset by benefits of the Company’s MOVE initiatives.

Dividend Announcement

The Company’s Board of Directors declared a quarterly cash dividend of $0.15 per share of Common Stock. The dividend will be payable December 2, 2013 to shareholders of record as of November 18, 2013.

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Oshkosh Corporation Reports Results for Fiscal 2013 Fourth Quarter

September 30, 2013

Conference Call

The Company will comment on its fiscal 2013 fourth quarter earnings and its full-year fiscal 2014 outlook during a conference call at 9:30 a.m. EDT this morning. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward-Looking Statements

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, especially with the current tepid outlook for the U.S. and European economic recoveries and the struggles the U.S. government has encountered trying to resolve budgetary and debt issues; the strength of emerging market growth and projected adoption rate of work at height machinery; the expected level and timing of the DoD procurement of products and services and funding thereof; risks related to reductions in government expenditures in light of U.S. defense budget pressures, sequestration and an uncertain DoD tactical wheeled vehicle strategy, including the Company’s ability to successfully manage the cost reductions required as a result of the significant projected decrease in sales levels in the defense segment; the Company’s ability to win a U.S. JLTV production contract award; the Company’s ability to increase prices to raise margins or offset higher input costs; increasing commodity and other raw material costs, particularly in a sustained economic recovery; risks related to facilities consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; the duration of the ongoing global economic weakness, which could lead to additional impairment charges related to many of the Company’s intangible assets and/or a slower recovery in the Company’s cyclical businesses than Company or equity market expectations; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks related to production or shipment delays arising from quality or production issues; risks associated with international operations and sales, including foreign currency fluctuations and compliance with the Foreign Corrupt Practices Act; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this press release. The Company assumes no obligation, and disclaims any

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Oshkosh Corporation Reports Results for Fiscal 2013 Fourth Quarter

September 30, 2013

obligation, to update information contained in this press release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

Oshkosh Corporation is a leading designer, manufacturer and marketer of a broad range of specialty access equipment, commercial, fire & emergency and military vehicles and vehicle bodies. Oshkosh Corporation manufactures, distributes and services products under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Jerr-Dan®, Frontline™, CON-E-CO®, London® and IMT®. Oshkosh products are valued worldwide in businesses where high quality, superior performance, rugged reliability and long-term value are paramount. For more information, log on to www.oshkoshcorporation.com.

®, TM All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

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Oshkosh Corporation Reports Results for Fiscal 2013 Fourth Quarter

September 30, 2013

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in millions)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2013	2012	2013	2012

Net sales	$1,726.5	$2,050.5	$7,665.1	$8,141.1
Cost of sales	1,469.6	1,787.2	6,473.3	7,134.2
Gross income	256.9	263.3	1,191.8	1,006.9

Operating expenses:
Selling, general and administrative	168.9	150.7	620.5	561.5
Amortization of purchased intangibles	13.8	14.3	56.6	57.7
Intangible asset impairment charge	9.0	-	9.0	-
Total operating expenses	191.7	165.0	686.1	619.2
Operating income	65.2	98.3	505.7	387.7

Other income (expense):
Interest expense	(16.6)	(18.4)	(66.0)	(75.2)
Interest income	4.1	0.3	11.4	1.9
Miscellaneous, net	(1.8)	(0.1)	(6.1)	(5.2)
Income from continuing operations before income taxes and equity in earnings of unconsolidated affiliates	50.9	80.1	445.0	309.2
Provision for (benefit from) income taxes	16.0	(3.2)	131.7	65.2
Income from continuing operations before equity in earnings of unconsolidated affiliates	34.9	83.3	313.3	244.0
Equity in earnings of unconsolidated affiliates	0.8	0.4	3.0	2.3
Income from continuing operations, net of tax	35.7	83.7	316.3	246.3
Income (loss) from discontinued operations, net of tax	0.6	(4.8)	1.7	(14.4)
Net income	36.3	78.9	318.0	231.9
Net income attributable to noncontrolling interest	-	-	-	(1.1)
Net income attributable to Oshkosh Corporation	$36.3	$78.9	$318.0	$230.8

Amounts available to Oshkosh Corporation common shareholders, net of tax:
Income from continuing operations	$35.7	$83.7	$316.3	$245.2
Income allocated to participating securities	(0.2)	(0.3)	(2.0)	(0.6)
Income available to Oshkosh Corporation common shareholders	$35.5	$83.4	$314.3	$244.6

Income (loss) from discontinued operations	$0.6	$(4.8)	$1.7	$(14.4)

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Oshkosh Corporation Reports Results for Fiscal 2013 Fourth Quarter

September 30, 2013

OSHKOSH CORPORATION

EARNINGS (LOSS) PER SHARE

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2013	2012	2013	2012

Earnings (loss) per share attributable to Oshkosh Corporation common shareholders-basic:
Continuing operations	$0.41	$0.91	$3.58	$2.68
Discontinued operations	0.01	(0.05)	0.02	(0.16)
	$0.42	$0.86	$3.60	$2.52

Earnings (loss) per share attributable to Oshkosh Corporation common shareholders-diluted:
Continuing operations	$0.40	$0.91	$3.53	$2.67
Discontinued operations	0.01	(0.05)	0.02	(0.16)
	$0.41	$0.86	$3.55	$2.51

Basic weighted-average shares outstanding	86,413,588	91,280,380	87,726,891	91,330,635
Effect of dilutive stock options and other equity-based compensation awards	1,697,224	636,182	1,466,730	562,508
Participating restricted stock	(292,136)	(121,764)	(240,073)	(84,186)
Diluted weighted-average shares outstanding	87,818,676	91,794,798	88,953,548	91,808,957

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Oshkosh Corporation Reports Results for Fiscal 2013 Fourth Quarter

September 30, 2013

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	September 30,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$733.5	$540.7
Receivables, net	794.3	1,018.6
Inventories, net	822.0	937.5
Deferred income taxes	63.0	69.9
Prepaid income taxes	100.4	98.0
Other current assets	35.6	29.8
Total current assets	2,548.8	2,694.5
Investment in unconsolidated affiliates	20.9	18.8
Property, plant and equipment:
Property, plant and equipment	893.1	856.5
Accumulated depreciation	(530.9)	(486.6)
Property, plant and equipment, net	362.2	369.9
Goodwill	1,041.0	1,033.8
Purchased intangible assets, net	714.7	775.4
Other long-term assets	73.5	55.4
Total assets	$4,761.1	$4,947.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit facility and current maturities of long-term debt	$65.0	$-
Accounts payable	531.7	683.3
Customer advances	294.4	510.4
Payroll-related obligations	146.9	130.1
Accrued warranty	101.3	95.0
Deferred revenue	23.8	113.0
Other current liabilities	217.6	172.7
Total current liabilities	1,380.7	1,704.5
Long-term debt, less current maturities	890.0	955.0
Deferred income taxes	138.4	129.6
Other long-term liabilities	244.2	305.2
Commitments and contingencies
Shareholders’ equity	2,107.8	1,853.5
Total liabilities and shareholders’ equity	$4,761.1	$4,947.8

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Oshkosh Corporation Reports Results for Fiscal 2013 Fourth Quarter

September 30, 2013

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Fiscal Year Ended
	September 30,
	2013	2012
Operating activities:
Net income	$318.0	$231.9
Intangible asset impairment charge	9.0	-
Loss on sale of discountinued operations, net of tax	-	4.4
Depreciation and amortization	126.8	130.9
Stock-based compensation expense	24.4	18.5
Deferred income taxes	(30.4)	(60.2)
Other non-cash adjustments	(3.1)	1.5
Changes in operating assets and liabilities	(6.7)	(58.7)
Net cash provided by operating activities	438.0	268.3

Investing activities:
Additions to property, plant and equipment	(46.0)	(55.9)
Additions to equipment held for rental	(13.9)	(8.4)
Proceeds from sale of property, plant and equipment	0.1	7.6
Proceeds from sale of equipment held for rental	7.5	3.7
Proceeds from sale of equity method investments	-	8.7
Contribution to rabbi trust	(19.4)	-
Other investing activities	(3.1)	2.5
Net cash used by investing activities	(74.8)	(41.8)

Financing activities:
Repayment of long-term debt	-	(105.1)
Repurchases of common stock	(201.8)	(13.3)
Proceeds from exercise of stock options	31.4	3.6
Other financing activities	0.4	(2.5)
Net cash used by financing activities	(170.0)	(117.3)

Effect of exchange rate changes on cash	(0.4)	3.0
Increase in cash and cash equivalents	192.8	112.2
Cash and cash equivalents at beginning of period	540.7	428.5
Cash and cash equivalents at end of period	$733.5	$540.7

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Oshkosh Corporation Reports Results for Fiscal 2013 Fourth Quarter

September 30, 2013

OSHKOSH CORPORATION

SEGMENT INFORMATION

(Unaudited; in millions)

	Three Months Ended			Three Months Ended
	September 30, 2013			September 30, 2012
	External	Inter-	Net	External	Inter-	Net
	Customers	segment	Sales	Customers	segment	Sales
Access equipment
Aerial work platforms	$367.0	$-	$367.0	$330.4	$-	$330.4
Telehandlers	274.4	-	274.4	248.9	-	248.9
Other	139.2	-	139.2	136.7	0.8	137.5
Total access equipment	780.6	-	780.6	716.0	0.8	716.8

Defense	513.6	0.2	513.8	952.9	0.8	953.7

Fire & emergency	224.9	7.1	232.0	206.2	11.4	217.6

Commercial
Concrete placement	92.8	-	92.8	65.1	-	65.1
Refuse collection	87.2	-	87.2	84.3	-	84.3
Other	27.4	2.0	29.4	26.0	6.1	32.1
Total commercial	207.4	2.0	209.4	175.4	6.1	181.5
Intersegment eliminations	-	(9.3)	(9.3)	-	(19.1)	(19.1)
Consolidated net sales	$1,726.5	$-	$1,726.5	$2,050.5	$-	$2,050.5

	Fiscal Year Ended			Fiscal Year Ended
	September 30, 2013			September 30, 2012
	External	Inter-	Net	External	Inter-	Net
	Customers	segment	Sales	Customers	segment	Sales
Access equipment
Aerial work platforms	$1,483.9	$-	$1,483.9	$1,390.2	$-	$1,390.2
Telehandlers	1,106.0	-	1,106.0	892.3	-	892.3
Other	530.8	0.1	530.9	511.9	125.1	637.0
Total access equipment	3,120.7	0.1	3,120.8	2,794.4	125.1	2,919.5

Defense	3,047.0	2.7	3,049.7	3,947.5	3.0	3,950.5

Fire & emergency	751.0	41.4	792.4	729.6	39.0	768.6

Commercial
Concrete placement	349.5	-	349.5	231.9	-	231.9
Refuse collection	295.1	-	295.1	336.8	-	336.8
Other	101.8	20.5	122.3	100.9	27.4	128.3
Total commercial	746.4	20.5	766.9	669.6	27.4	697.0
Intersegment eliminations	-	(64.7)	(64.7)	-	(194.5)	(194.5)
Consolidated net sales	$7,665.1	$-	$7,665.1	$8,141.1	$-	$8,141.1

Oshkosh Corporation Reports Results for Fiscal 2013 Fourth Quarter

September 30, 2013

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2013	2012	2013	2012
Operating income (loss):
Access equipment	$81.2	$59.5	$379.6	$229.2
Defense	11.2	62.0	224.9	236.5
Fire & emergency	9.2	10.0	23.8	8.8
Commercial	15.7	9.2	41.3	32.1
Corporate	(52.1)	(42.5)	(163.9)	(119.1)
Intersegment eliminations	-	0.1	-	0.2
Consolidated	$65.2	$98.3	$505.7	$387.7

	September 30,
	2013	2012
Period-end backlog:
Access equipment*	$367.9	$361.1
Defense	1,837.2	3,051.7
Fire & emergency	492.2	477.6
Commercial	140.7	155.8
Consolidated	$2,838.0	$4,046.2

*                  Includes $72.8 million of backlog for the DoD at September 30, 2012. Military telehandler production was completed in the fourth quarter of fiscal 2013.

Oshkosh Corporation Reports Results for Fiscal 2013 Fourth Quarter

September 30, 2013

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a reported basis and on a basis excluding items that affect comparability of results. When the Company uses operating results excluding certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures:

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2013	2012	2013	2012

Non-GAAP operating income-Access Equipment	$90.2	$59.5	$388.6	$229.2
Impairment charge	(9.0)	-	(9.0)	-
GAAP operating income-Access Equipment	$81.2	$59.5	$379.6	$229.2

Non-GAAP operating income-Defense	$15.0	$62.5	$228.7	$237.0
Union contract ratification costs	(3.8)	-	(3.8)	-
Curtailment expense	-	(0.5)	-	(0.5)
GAAP operating income-Defense	$11.2	$62.0	$224.9	$236.5

Non-GAAP operating income-Fire & Emergency	$9.2	$12.0	$23.8	$10.8
Curtailment expense	-	(2.0)	-	(2.0)
GAAP operating income-Fire & Emergency	$9.2	$10.0	$23.8	$8.8

Non-GAAP operating expenses-Corporate	$(52.1)	$(34.4)	$(147.6)	$(104.6)
Tender offer and proxy contest costs	-	(0.2)	(16.3)	(6.6)
Performance share valuation adjustment	-	(7.0)	-	(7.0)
Curtailment expense	-	(0.9)	-	(0.9)
GAAP operating expenses-Corporate	$(52.1)	$(42.5)	$(163.9)	$(119.1)

Non-GAAP operating income	$78.0	$108.9	$534.8	$404.7
Tender offer and proxy contest costs	-	(0.2)	(16.3)	(6.6)
Impairment charge	(9.0)	-	(9.0)	-
Union contract ratification costs	(3.8)	-	(3.8)	-
Performance share valuation adjustment	-	(7.0)	-	(7.0)
Curtailment expense	-	(3.4)	-	(3.4)
GAAP operating income	$65.2	$98.3	$505.7	$387.7

Oshkosh Corporation Reports Results for Fiscal 2013 Fourth Quarter

September 30, 2013

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2013	2012	2013	2012

Non-GAAP income from continuing operations attributable to Oshkosh Corporation, net of tax	$43.6	$59.5	$334.6	$211.3
Tender offer and proxy contest costs, net of tax	-	(0.1)	(10.4)	(4.2)
Impairment charge, net of tax	(5.5)	-	(5.5)	-
Union contract ratification costs, net of tax	(2.4)	-	(2.4)	-
Performance share valuation adjustment, net of tax	-	(4.5)	-	(4.5)
Curtailment expense, net of tax	-	(2.2)	-	(2.2)
Discrete tax benefits	-	31.0	-	44.8
GAAP income from continuing operations attributable to Oshkosh Corporation, net of tax	$35.7	$83.7	$316.3	$245.2

Non-GAAP earnings per share attributable to Oshkosh Corporation from continuing operations-diluted	$0.49	$0.64	$3.74	$2.30
Tender offer and proxy contest costs, net of tax	-	-	(0.12)	(0.05)
Impairment charge, net of tax	(0.06)	-	(0.06)	-
Union contract ratification costs, net of tax	(0.03)	-	(0.03)	-
Performance share valuation adjustment, net of tax	-	(0.05)	-	(0.05)
Curtailment expense, net of tax	-	(0.02)	-	(0.02)
Discrete tax benefits	-	0.34	-	0.49
GAAP earnings per share attributable to Oshkosh Corporation from continuing operations-diluted	$0.40	$0.91	$3.53	$2.67

Net cash flows provided by operating activities			$438.0	$268.3
Additions to property, plant and equipment			(46.0)	(55.9)
Additions to equipment held for rental			(13.9)	(8.4)
Proceeds from sale of property, plant and equipment			0.1	7.6
Proceeds from sale of equipment held for rental			7.5	3.7
Free cash flow			$385.7	$215.3

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